Inuvo Reports 33% Increase in Revenues for 2015 First Quarter

Net income of $0.03 per diluted share

CONWAY, AR--(Marketwired - Apr 29, 2015) - Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced revenues of $13.4 million in the first quarter of 2015 compared to $10.1 million in the same quarter last year, a 33% increase. Net income in the first quarter of 2015 was $626,000 or $0.03 per diluted share compared to $675,000 or $0.03 per diluted share in the same quarter of 2014.

"The first quarter of 2015 represents the second consecutive quarter of greater than 30% year-over-year growth and the fifth consecutive quarter of positive net income,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. For the remainder of the year we plan to execute our strategy of expanding our digital publishing footprint as the means for commercializing Native Ad-Tech for Partners across desktop, tablet and mobile. We are off to a good start in the second quarter. We expect revenue for April to be about 30% ahead of last year.”

First Quarter 2015 Highlights

•	Revenue was $13.4 million, up 33% from $10.1 million last year.

•	Gross profit increased 14% to $7.4 million year-over-year.

•	Net income was $626,000 or $0.03 per diluted share, compared to a $675,000 or $0.03 per diluted share last year.

•	Partner Network revenue increased 39% over the first quarter last year to $7.6 million.

•	Owned & Operated Network revenue increased 25% over the first quarter last year to $5.8 million.

•	Debt decreased to $3.5 million at March 31, 2015 compared to $3.6 million at December 31, 2014.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. The segments share the utilization of the company’s core ad delivery software as a service (SaaS) technologies.

Three-month financial results for the period ended March 31, 2015
Net revenue for the three months ended March 31, 2015, was $13.4 million as compared to $10.1 million for the three months ended March 31, 2014. The Partner Network revenue increased approximately 39% to $7.6 million in the quarter as compared to the previous year. The Owned and Operated Network increased 25% from $4.7 million in the first quarter of 2014 to $5.8 million in the first quarter of 2015.

Gross margin during the first quarter of 2015 was 55% with Gross profit up 14% year-over-year. Gross margins were lower year-over-year as a result of the faster growth of the Partner Network. Marketing expense was $4.9 million in the first quarter of 2015 compared to $3.7 million last year due in large part to the expansion of the Owned & Operated Network. Compensation expense was $1.2 million, $91,000 higher than the same quarter last year due primarily to higher payroll cost associated with the hiring of additional employees. Selling, general and administrative expense was $988,000, $23,000 lower than last year due primarily to lower depreciation expense.

Net income was $626,000 or $0.03 per diluted share in the first quarter of 2015 compared to $675,000 or $0.03 per diluted share in the same quarter last year. This year’s net income included an income tax benefit of $406,000.

For the quarter ended March 31, 2015, Adjusted EBITDA, a non-GAAP measure was $674,000 as compared to $1.3 million in the first quarter of 2014.

Balance Sheet as of December 31, 2014
At March 31, 2015, cash and cash equivalents were $1.9 million which was lower than anticipated, however was offset by an equivalent increase in the accounts receivable balance. A payment from a major partner expected on March 31, 2015 was received on April 2, 2015. Current assets and total assets were $9.6 million and $25.9 million, respectively and current liabilities and total liabilities were $11 million and $17.2 million, respectively, as of March 31, 2015. Bank debt was reduced to $3.5 million from $3.6 million at December 31, 2014. Stockholders’ equity increased to approximately $8.7 million at March 31, 2015.

Conference Call Information
Date: Wednesday, April 29, 2015
Time: 4:15 p.m. EST
Domestic Dial-in number: 1-888-713-4515
International Dial-in number: 1-913-312-1448
Live webcast: http://public.viavid.com/index.php?id=113905
In addition, a webcast of the call will be available on the Investor Relations section of the company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Wednesday, May 13, 2015. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 8622712 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing company that serves billions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Inuvo, Inc.
Wally Ruiz, 501-205-8397
Chief Financial Officer
wallace.ruiz@inuvo.com

Investor Relations Contact:
Capital Markets Group, LLC
Alan Sheinwald, 914-669-0222
alan@capitalmarketgroups.com

INUVO, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	March 31,	March 31,
	2015	2014
Net revenue	$13,420,947	$10,121,717
Cost of revenue	6,069,219	3,676,755
Gross profit	7,351,728	6,444,962
Operating expenses
Marketing costs	4,922,146	3,663,687
Compensation	1,191,057	1,099,915
Selling, general and administrative	987,766	1,010,609
Total operating expenses	7,100,969	5,774,211
Operating income	250,759	670,751
Interest expense, net	(51,161)	(97,802)
Income from continuing operations before taxes	199,598	572,949
Income tax benefit	406,453	75,698
Net income from continuing operations	606,051	648,647
Net income from discontinued operations	20,259	26,112
Net income	626,310	674,759
Total comprehensive income	$626,310	$674,659
Earnings per share, basic and diluted
From continuing operations	$0.03	$0.03
From discontinued operations	-	-
Net income	$0.03	$0.03
Weighted average shares outstanding
Basic	24,086,705	23,444,053
Diluted	24,240,258	23,481,415

By Segment:
Net revenue
Partner Network	$7,573,380	$5,451,617
Owned and Operated Network	5,847,567	4,670,100
Total	$13,420,947	$10,121,717
Gross profit
Partner Network	$1,520,895	$1,858,403
Owned and Operated Network	5,830,833	4,586,559
Total	$7,351,728	$6,444,962

INUVO, INC.
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Income from continuing operations before taxes	$199,598	$572,949
Interest expense, net	51,161	97,802
Depreciation	172,382	255,972
Amortization	198,501	198,501
Stock-based compensation	51,924	130,448
Severances	-	81,798

Adjusted EBITDA	673,566	$1,337,470

Reconciliation of Income from Continuing Operations before Taxes to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the company’s results of operations and the factors and trends affecting the company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.